Exhibit 5.1

February 3, 2016

Board of Directors

Midatech Pharma PLC

65 Innovation Drive

Milton Park

Abingdon, Oxfordshire

OX14 4RQ

United Kingdom

Re:	Registration Statement on Form S-8

To the Directors:

We have acted as counsel to Midatech Pharma PLC, a public limited company incorporated in England and Wales with registered number 09216368 (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Commission on the date hereof, relating to the proposed offering of up to 722,642 new ordinary shares of 0.005p per share in the Company (the “Shares”), (which may be delivered in the form of American Depositary Shares (“ADSs”), represented by American Depositary Receipts (“ADRs”), which have the right to receive such Shares) to be issued by the Company upon the exercise of stock options outstanding under the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan and the DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan (collectively, the “Plans”), which Plans were assumed by the Company in connection with the Company’s acquisition of DARA BioSciences, Inc., a Delaware corporation (“DARA”) pursuant to that certain Agreement and Plan of Merger dated as of June 3, 2015 (the “Merger Agreement”), by and among the Company, Merlin Acquisition Sub, Inc., Duke Acquisition Sub, Inc., DARA and Shareholder Representative Services, LLC, as stockholder representative. Each ADR represents two ordinary shares of the Company and will be issued pursuant to a deposit agreement (“Deposit Agreement”) among the Company, Deutsche Bank Securities Americas, Inc., as depositary, and all holders from time to time of ADRs issued thereunder. A separate Registration Statement on Form F-6 (File No. 333-207186), was filed with the Securities and Exchange Commission on September 29, 2015, as amended on October 27, 2015 (the “Registration Statement on Form F-6”), for the registration of ADSs evidenced by ADRs issuable upon deposit of the Company’s ordinary shares.

In connection with this opinion letter, we have examined, are familiar with, and have relied upon solely copies of the following documents for the purpose of rendering this opinion (collectively, the “Documents”):

1.	the Company’s Articles of Association;

2.	the Registration Statement;

3.	the Merger Agreement;

4.	the Deposit Agreement;

5.	the Plans;

6.	the Registration Statement on Form F-6; and

7.	the corporate minutes or other records of the Company pertaining to the Merger Agreement, the Registration Statement and the Shares.

For purposes of this opinion letter, we have assumed without any investigation: (1) the legal capacity of all natural persons, (2) the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies, (3) the genuineness of the signatures of persons signing all documents in connection with which this opinion letter is rendered, (4) the authority of such persons signing on behalf of the parties thereto, (5) the due authorization, execution and delivery of all documents by the parties thereto and (6) the truth, accuracy and completeness of the information, representations and warranties contained in the Documents.

The opinions expressed herein are based solely upon (i) our review of the Documents, (ii) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein, and (iii) such review of published sources of law as we have deemed necessary.

We have not, except as specifically noted herein, made any independent review or investigation of orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound. We also have not made any independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Company.

Our opinion contained herein is limited to English law as applied by the courts of England and Wales at the date of this opinion letter. For the purpose of this opinion letter, we have made no investigation of the laws of any jurisdiction other than England and Wales and, accordingly, in this opinion letter we express no opinion on the laws of any other jurisdiction.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ Brown Rudnick LLP

BROWN RUDNICK LLP

SPW/TWM/JSM/CMH